CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectuses contained in this Pre-Effective Amendment No. 1 to Registration Statement File No. 333-36696 on Form S-6 of (1) our reports dated February 1, 2000 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1999, and (2) our report dated February 1, 2000 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1999, which reports appear in such Prospectuses. We also consent to the reference to us under the heading "Financial Statements of Separate Account FP and Equitable Life" in the Prospectuses.


/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP
    New York, New York
    June 19, 2000